Exhibit 99.1

Overstock Announces Annual Cash Dividend for Series A-1 and Series B Preferred Stock

SALT LAKE CITY - Nov. 10, 2020 - The Board of Directors of Overstock.com, Inc. (NASDAQ:OSTK) has declared a regular annual cash dividend for 2020 of $0.16 per share on the company’s Series A-1 and Series B Preferred Stock. The dividend will be payable on December 16, 2020 to shareholders of record as of the close of business on November 30, 2020.

“This is the fourth consecutive year in which we have paid a cash dividend to our preferred shareholders,” said Overstock CEO Jonathan Johnson. “This is the largest amount of cash we have ever paid out in a dividend, and it illustrates the value of our preferred shares. The cash dividend underscores our desire to provide real value to shareholders and the strength of our balance sheet.”

The ex-dividend date for the Series A-1 and Series B Preferred Stock is expected to be November 27, 2020, and may be confirmed on the OTCQZ website operated by OTC Markets once posted.

About Overstock
Overstock.com, Inc. Common Stock (NASDAQ:OSTK) / Series A-1 Preferred Stock (tZERO ATS:OSTKO) / Series B Preferred Stock (OTCQX:OSTBP) is an online retailer and technology company based in Salt Lake City, Utah. Its leading e-commerce website sells a broad range of new home products at low prices, including furniture, décor, rugs, bedding, home improvement, and more. The online shopping site, which is visited by tens of millions of customers a month, also features a marketplace providing customers access to millions of products from third-party sellers. Overstock was the first major retailer to accept cryptocurrency in 2014, and in the same year founded Medici Ventures, its wholly owned subsidiary dedicated to the development and acceleration of blockchain technologies to democratize capital, eliminate middlemen, and re-humanize commerce. Overstock regularly posts information about the Company and other related matters on the Newsroom and Investor Relations pages on its website, Overstock.com.

O, Overstock.com, O.com, Club O, and Worldstock are registered trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

Cautionary Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including but not limited to statements regarding the dividend and ex-dividend date. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 13, 2020, in our Form 10-Q for the quarter ended March 31, 2020, which was filed with the SEC on May 7, 2020, in our Form 10-Q for the quarter ended June 30, 2020, which was filed with the SEC on August 6, 2020, in our Form 10-Q for the quarter ended September 30, 2020, which was filed with the SEC on November 5, 2020, and in our subsequent filings with the SEC.

Contacts
Investor Relations:	Media:
Alexis Callahan	Megan Herrick
801-947-5126	801-947-3564
ir@overstock.com	pr@overstock.com